Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, S.V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055
Jay S. Moore, Dir., Public Relations
For Immediate Release	(336) 389-5513 – Media

Bassett Furniture News Release

Bassett Announces Third Quarter 2007 Results

(Bassett, Va.) – October 4, 2007 – Bassett Furniture Industries Inc. (Nasdaq:BSET) announced today its results of operations for its fiscal quarter ended August 25, 2007.

Sales for the third quarter of 2007 were $70.5 million down 9% from $77.6 million for the third quarter of 2006. This shortfall is primarily due to continued soft furniture retail conditions, which have impacted both retail sales and wholesale shipments. Gross margins for the third quarter of 2007 were 35% compared to 30% for the third quarter of 2006 due primarily to a shift in product mix from domestic to imported, improved retail margins and a change in classification of invoiced freight on wholesale shipments (see below). Selling, general and administrative expenses increased primarily due to spending to support the Company’s key retail initiatives and the change in classification of invoiced freight as noted above. The Company reported net income of $0.7 million, or $0.06 per share, as compared to net income of $0.1 million, or $0.01 per share, in the third quarter of 2006.

The Bassett Furniture retail store program had 132 stores (103 licensed and 29 Company-owned) in operation at the end of the third quarter. No stores were opened during the quarter and one store was closed. Last month, the Company unveiled a new store prototype opening a new Company-owned store in Atlanta and a remodeled store in Charlotte. The prototype was created to allow a more stylish, residential feel while highlighting Bassett’s custom manufacturing capabilities. The Company expects three new licensee-owned stores to open in the next three to four months incorporating this prototype.

“Our industry continues to suffer from sluggish consumer demand coupled with a weak housing market and a growing consumer credit crunch. Industry conditions remain difficult and our results for the third quarter reflect that,” said Robert H. Spilman Jr., Bassett president and chief executive officer. “Although business conditions are tough, we are excited about our recently announced retail strategies. Our dealers’ reception of our new lines introduced in September have been extremely positive. We also believe that the new prototype recently introduced in Atlanta and Charlotte will reinforce both our commitment to elevating the visual appeal of our stores while highlighting our custom furniture capabilities.”

Wholesale Segment

Net sales for the wholesale segment were $58.5 million for the third quarter of 2007, 13% below the $67.2 million level attained in the third quarter of 2006. This shortfall is partially offset by $1.0 million of reported revenue due to a change in the company’s invoicing practices with respect to freight charges for wholesale shipments to retailers. During July, the Company began invoicing these customers on a fully landed basis such that the dealer invoice price includes the freight charge for delivery. For the first nine months of 2007, approximately 73% of wholesale shipments were to

Bassett stores compared to 70% for the first nine months of 2006. Additionally, approximately 47% of wholesale shipments in the first nine months were imported products compared to 44% for the first nine months of 2006. Gross margins for the wholesale segment were 24.4% for the third quarter of 2007 as compared to 23.2% for 2006. As expected, gross margins have been favorably impacted by an increased mix of higher margin imported product. In addition, margins have been negatively impacted by the wind-down costs and inventory markdowns associated with the closure of the Bassett plant and lower volumes in the Company’s two domestic production facilities. The Company expects improved wholesale operating results in the fourth quarter of 2007 from a full quarter of improved product mix coupled with aggressive cost control. With the continued difficult furniture retail environment, the Company will continue to assess and adjust its wholesale cost structure to match associated demand.

Retail Segment

Bassett’s 29 corporate stores continued to experience soft conditions at retail with sales of $21.1 million in the third quarter of 2007 as compared to $20.1 million in the third quarter of 2006 with sales increases primarily resulting from additional Company-owned stores. Comparable store sales (sales for stores open for longer than one year) for Company-owned stores increased 2% for the year as compared to 2006. Gross margins for the quarter increased by over five percentage points due to improved pricing and promotional strategies, coupled with less clearance sales activity as compared to 2006. The Company believes that the combination of new product introductions, store prototype retrofits, better hiring and training of design consultants and continued improved marketing efforts will lead to the further improvement of retail operating results.

Other Income and Income Taxes

Other income for the third quarter was $0.8 million as compared to $1.2 million for 2006. This reflects lower levels of investment income due to overall market conditions. The Company’s Alternative Asset Fund did record positive earnings for the quarter, however, below the historical levels of 2006 and the first half of 2007. The Company also recorded a significant tax benefit during the third quarter of 2007 due to changes in the projected full year pretax losses.

Balance Sheet and Cash Flow

Accounts receivable have increased $2.5 million during the first nine months of 2007, due to the slower pace of collections from certain store licensees related in part to the overall retail environment. The Company continually assesses its levels of bad debt reserves and increased those reserves by $0.8 million during the third quarter of 2007. Although the Company believes it has adequate reserves for bad debts, it will continue to work with its dealers to help limit bad debt exposure. Some of these actions expected to be taken could result in three to four licensed store closings over the next several months. Inventories have decreased $4.8 million for the year due to lower business levels and improved inventory management.

The Company is committed to maintaining the overall strength of its balance sheet. With its $78.2 million investment portfolio and relatively low levels of debt, the Company continues to invest in retail growth and has continued to pay quarterly dividends to shareholders. The Company used $6.7 million of cash from operations during the first nine months of 2007 and paid $7.1 million in regular quarterly dividends. These cash uses were primarily funded through sales of investments netting an approximate $4.5 million, $6.1 million of dividends received from an affiliate and a $2.0 million increase in borrowings under its revolving credit facility. With $6.0 million outstanding, the $40 million revolving credit facility matures November 30, 2007 and is presented as a current liability in the consolidated balance sheet. The Company is in the process of finalizing an extension of the credit agreement and expects to have the amended facility in place by the middle of October 2007.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With more than 130 Bassett stores, Bassett has leveraged its strong brand name in furniture into a growing network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third quarter of fiscal 2007, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	13 Weeks Ended August 25, 2007		(Restated) 13 Weeks Ended August 26, 2006
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$70,497	100.0%	$77,560	100.0%
Cost of sales	45,847	65.0%	54,226	69.9%

Gross profit	24,650	35.0%	23,334	30.1%

Selling, general and administrative	27,123	38.5%	24,854	32.0%
Income (loss) from operations	(2,473)	-3.5%	(1,520)	-2.0%
Other income, net	785	1.1%	1,175	1.5%

Income (loss) before income taxes	(1,688)	-2.4%	(345)	-0.4%
Income tax (provision) benefit	2,364	3.4%	402	0.5%

Net income	$676	1.0%	$57	0.1%

Basic earnings per share:	$0.06		$0.01

Diluted earnings per share:	$0.06		$0.01

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	39 Weeks Ended August 25, 2007		(Restated) 39 Weeks Ended August 26, 2006
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$219,349	100.0%	$251,712	100.0%
Cost of sales	148,442	67.7%	173,264	68.8%

Gross profit	70,907	32.3%	78,448	31.2%

Selling, general and administrative	79,005	36.0%	77,947	31.0%
Restructuring and impaired asset charges	5,544	2.5%	—	0.0%
Lease exit costs	1,934	0.9%	—	0.0%

Operating Income (loss)	(15,576)	-7.1%	501	0.2%
Other income, net	4,477	2.0%	5,974	2.4%

Income (loss) before income taxes	(11,099)	-5.1%	6,475	2.6%
Income tax (provision) benefit	5,168	2.4%	(1,405)	-0.6%

Net income (loss)	$(5,931)	-2.7%	$5,070	2.0%

Basic earnings (loss) per share:	$(0.50)		$0.43

Diluted earnings (loss) per share:	$(0.50)		$0.43

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	(Unaudited)
	August 25, 2007	November 25, 2006
Assets

Current assets
Cash and cash equivalents	$4,360	$6,051
Accounts receivable, net	40,704	38,253
Inventories	44,049	48,880
Deferred income taxes	4,915	6,391
Assets held for sale	—	1,091
Other current assets	10,297	6,812

Total current assets	104,325	107,478

Property and equipment, net	52,026	58,925

Investments	78,193	78,617
Retail real estate	31,200	33,501
Notes receivable, net	14,296	13,391
Deferred income taxes	11,081	5,657
Other	13,429	12,368

	148,199	143,534

Total assets	$304,550	$309,937

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$18,954	$16,927
Customer deposits	7,594	8,310
Short-term revolving debt	6,000	—
Other accrued liabilities	20,915	18,323

Total current liabilities	53,463	43,560

Long-term liabilities
Post employment benefit obligations	15,051	15,263
Long-term revolving debt	—	4,000
Real estate notes payable	19,022	19,522
Distributions in excess of affiliate earnings	13,427	11,726
Other long-term liabilities	1,517	—

	49,017	50,511

Commitments and Contingencies

Stockholders’ equity

Common stock	59,032	59,018
Retained earnings	138,515	151,535
Additional paid-in-capital	2,100	1,993
Accumulated other comprehensive income	2,423	3,320

Total stockholders' equity	202,070	215,866

Total liabilities and stockholders' equity	$304,550	$309,937

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	Nine Months Ended
	August 25, 2007	As restated August 26, 2006
Operating activities:
Net income (loss)	$(5,931)	$5,070
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	6,864	6,886
Equity in undistributed income of investments and unconsolidated affiliated companies	(6,358)	(7,193)
Provision for restructuring and asset impairment costs	5,544	—
Provision for lease exit costs	1,934	—
Realized income from investments	(2,393)	(1,844)
Net loss from sales of property and equipment	33	—
Provision for losses on trade accounts receivable	2,205	2,633
Deferred income taxes	(3,693)	(238)
Changes in post employment benefit obligations	(18)	(407)
Cash received on licensee notes for operating activities	100	28
Changes in operating assets and liabilities (exclusive of assets acquired in business combinations):
Accounts receivable	(9,660)	(7,707)
Inventories	5,465	(1,897)
Other current assets	(3,283)	828
Accounts payable and accrued liabilities	2,487	(3,496)

Net cash used in operating activities	(6,704)	(7,337)

Investing activities:
Purchases of property and equipment	(2,842)	(2,712)
Purchases of retail real estate	(40)	(3,552)
Proceeds from sales of property and equipment	3,111	1,826
Proceeds from sales of investments	13,134	18,227
Purchases of investments	(8,590)	(11,678)
Dividends from an affiliate	6,091	6,559
Proceeds from sale of certain assets of Weiman division	—	1,300
Net cash received (paid) on licensee notes	920	(465)
Other, net	(322)	(304)

Net cash provided by investing activities	11,462	9,201

Financing activities:
Borrowings under revolving credit facility	2,000	5,000
Repayments of long-term debt	(770)	(372)
Repayments of real estate notes payable	(500)	(372)
Issuance of common stock	385	510
Repurchases of common stock	(476)	(910)
Cash dividends	(7,088)	(7,088)

Net cash provided by (used in) financing activities	(6,449)	(3,232)

Change in cash and cash equivalents	(1,691)	(1,368)
Cash and cash equivalents - beginning of period	6,051	7,109

Cash and cash equivalents - end of period	$4,360	$5,741

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information - Unaudited

(In thousands)

	13 Weeks Ended		39 Weeks Ended
	August 25, 2007	(Restated) August 26, 2006	August 25, 2007	(Restated) August 26, 2006
Net Sales
Wholesale	$58,482	$67,190	$184,216	$218,919
Retail	21,075	20,102	63,614	62,905
Inter-company elimination	(9,060)	(9,732)	(28,481)	(30,112)

Consolidated	$70,497	$77,560	$219,349	$251,712

Operating Income (loss)
Wholesale	$555	$2,433	$157	$9,623
Retail	(2,898)	(3,846)	(8,023)	(8,692)
Inter-company elimination	(130)	(107)	(232)	(430)
Restructuring and impaired asset charges	—	—	(5,544)	—
Lease exit costs	—	—	(1,934)	—

Consolidated	$(2,473)	$(1,520)	$(15,576)	$501

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Reconciliation of Net Income as Reported

to Net Income as Adjusted (Unaudited)

(In thousands, except for per share data)

	39 Weeks Ended August 25, 2007	Per Share	(Restated) 39 Weeks Ended August 26, 2006	Per Share
Net income (loss) as reported	$(5,931)	$(0.50)	$5,070	$0.43
Restructuring & impaired asset charges, net of taxes (a)	3,382	0.29	—	—
Lease exit costs, net of taxes (a)	1,180	0.10	—

Net income (loss) as adjusted	$(1,369)	$(0.11)	$5,070	$0.43

(a)	Adjustments are net of income taxes at a 39% effective tax rate

The Company has included the “as adjusted” information because it uses, and believes that others may use, such information in comparing the Company’s operating results from period to period. However, the items excluded in determining the “as adjusted” information are significant components in understanding and assessing the Company’s overall financial performance for the periods covered.

Restatement of Financial Statements

As more fully discussed in our 2006 Form 10-K, the fiscal 2006 quarterly financial information was restated based on our review of the accounting treatment associated with our acquisition of three retail licensee operations in fiscal 2005 and the classification of certain notes receivable activity in the statement of cash flows. The effects of those restatements on the financial statements for the quarter and nine months ended August 26, 2006 included herein are summarized below:

	Increase (Decrease)
	Quarter Ended August 26, 2006	Nine Months Ended August 26, 2006
Gross profit	$(627)	$(1,176)
Operating income	(627)	(929)
Net income	(376)	(558)

Cash flow from operations	$—	$28
Cash flow from investing activities	—	(28)